Smart-tek Communications, Inc. awarded CDN$300,000 contract and commences work on ICON Building

CORTE MADERA, Calif.--(BUSINESS WIRE)—July 11, 2005--Royce Biomedical, Inc. (OTCBB:RYBO - News) announced today that its operating subsidiary Smart-tek Communications Inc. (“SCI”), has commenced work on the security/surveillance contract it was awarded for the ICON Building.  The value of the contract approximates CDN$300,000.00.

Royce Biomedical, Inc. has elected to change corporate name to Smart-tek Solutions Inc. and, accordingly, has launched its new corporate website located at www.smart-teksolutions.com.  The name change is anticipated to take effect on July 14, 2005.

SCI is supplying and installing the low voltage system consisting of the telephone/data backbone to the buildings, CATV wiring, an integrated proximity access control, elevator access control, intercom and digital CCTV system.

The twenty-six story ICON Building is owned and developed by Concord Pacific Group Inc., a major International Developer with a significant presence in North America.  The ICON Building is part of North America's largest master-planned community, Concord Pacific Place, sited along the waterfront shores of False Creek in downtown Vancouver, British Columbia.

Complete details of The ICON Building can be viewed at http://www.iconliving.ca

Complete details of Concord Pacific Place can be viewed at http://www.concordpacific.com

Perry Law, President of SCI commented, "We are particularly pleased to have been awarded this contract; especially at a time when security continues to be such a significant event in our daily lives, including the recent tragic events in London”.

Law further added, “Last week’s unfortunate tragedies in London reaffirms and accentuates the need for all levels of business and government to define, plan and deploy effective security and surveillance systems, rapidly, to deter and also capture potential acts of terrorism both at home and abroad.  At SCI, our array of products and services are designed and installed to provide seamless and uninterrupted control and monitoring of property and life with the latest in technological advancements.”

“Our Close Captioned TV (CCTV) systems and high resolution Pan/Tilt Cameras, designed and installed to be programmed and digitally recorded, provide effective tools to assist in the detection and prevention of possible terrorist activities.  Law Enforcement Agencies can utilize the information gathered, together with facial recognition software, to identify potential suspects”, said Stephen Platt, Vice President of SCI.

Donald Gee, Chairman and CEO of Royce added, “The safety of our citizens is the utmost and paramount responsibility of our communities.  Our mandate at Royce is to continue to work with Law Enforcement Agencies, all levels of government and businesses, and to provide cost-effective security solutions that are not only PROVEN but WORK TODAY.  In this regard, our experience and product offerings are unequalled in our market and is the principal reason why our clients demand that we oversee all of their security needs.”

SCI, in business since 1997, is a market leader in integrated security, voice and data communication systems and specializing in the design, sale, installation and service of CCTV, access control, intercom and communication systems. SCI provides seamless integration of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a leading security and low voltage systems provider in the Greater Vancouver area, currently supplying over 45% of new construction projects in the downtown core alone.

SCI clients include 911 emergency call centers, municipal and federal law enforcement agencies, municipalities, utilities, airports, property developers and general contractors both national and international.

More information about Royce can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Royce Biomedical, Inc.

Royce Biomedical, Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc.  Smart-tek Communications, Inc. is the company’s initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Royce's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-KSB and its most recent quarterly report on Form 10-QSB for the quarter ended March 31, 2005 for further information and factors that may affect Royce's business and results of operations. Royce Biomedical, Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

CONTACT: Royce Biomedical, Inc. Donald Gee, 415-738-8887 rybo_ir@yahoo.com